OFFER TO PURCHASE FOR CASH

                                   3,000 UNITS
                       of Limited Partnership Interests in

             Boston Financial Qualified Housing Tax Credits L.P. II
                                       by
                        EVEREST HOUSING INVESTORS 2, L.P.

                           at a Cash Purchase Price of
                                 $30.00 per Unit


THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 5:00 P.M., LOS ANGELES TIME, ON FRIDAY, NOVEMBER 12, 2004, UNLESS THE OFFER IS EXTENDED.


     Everest Housing Investors 2, L.P. ("Everest" or the "Purchaser"), a California limited partnership, is offering to purchase 3,000 Units of Boston Financial Qualified Housing Tax Credits L.P. II (the "Partnership"), at a cash purchase price of $30.00 per Unit, without interest, less the amount of the Distributions (as defined below) per Unit, if any, made to the Unit Holders by the Partnership after the date of this Offer, and less any transfer fees imposed by the Partnership for each transfer, which the Partnership advises us are $10 per Unit, with a $100 minimum and $250 maximum per transfer (regardless of the number of units transferred). The Offer (as defined below) is subject to certain terms and conditions set forth in this Offer to Purchase, as it may be supplemented from time to time (the "Offer to Purchase") and in the related Agreement of Transfer and Letter of Transmittal, as it may be supplemented or amended from time to time (the "Letter of Transmittal," which together with the Offer to Purchase, constitutes the "Offer"). This Offer is not subject to brokerage commissions or and is not conditioned upon financing. To the knowledge of the Purchaser, a Unit Holder will not incur any fees, such as selling broker commissions or depositary fees, to sell Units in response to this Offer; unless such Unit Holder holds Units in a manner that involves fees particular to such Unit Holder.

     The enclosed Letter of Transmittal may be used to tender Units for the Offer. Please read all Offer materials completely before completing and returning the Letter of Transmittal (blue form).
                               ------------------

                 For More Information or for Further Assistance,
                    Please Call or Contact the Purchaser at:

                        Everest Housing Investors 2, L.P.
                          c/o Everest Properties, Inc.
                              155 North Lake Avenue
                                   Suite 1000
                           Pasadena, California 91101
                                 (626) 585-5920
                           (800) 611-4613 (toll free)



October 13, 2004

                                TABLE OF CONTENTS
                                                                           Page

INTRODUCTION..................................................................1

SUMMARY OF THE OFFER..........................................................1

DETAILS OF THE OFFER..........................................................2
       1.   Terms of the Offer; Expiration Date; Proration....................2
       2.   Acceptance for Payment and Payment of Purchase Price..............3
       3.   Procedure to Accept the Offer.....................................4
       4.   Determination of Validity; Rejection of Units;
            Waiver of Defects; No Obligation to Give Notice of Defects........4
       5.   Withdrawal Rights.................................................5
       6.   Extension of Tender Period; Amendment.............................6
       7.   Conditions of the Offer...........................................6
       8.   Backup Federal Income Tax Withholding.............................8
       9.   FIRPTA Withholding................................................8

CERTAIN INFORMATION CONCERNING THE PARTNERSHIP................................8
       General................................................................8
       Outstanding Units......................................................8
       Trading History of the Units...........................................8
       Selected Financial and Property Related Data...........................9

DETERMINATION OF OFFER PRICE..................................................9

CERTAIN INFORMATION CONCERNING THE PURCHASER..................................9
       The Purchaser..........................................................9
       General................................................................9
       Prior Acquisitions of Units and Prior Contacts.. ......................10
       Source of Funds........................................................10

FUTURE PLANS OF THE PURCHASER.................................................10

EFFECTS OF THE OFFER..........................................................10
       Future Benefits of Unit Ownership......................................10
       Limitations on Resales.................................................10

FEDERAL INCOME TAX MATTERS....................................................11

CERTAIN LEGAL MATTERS.........................................................13
       General................................................................13
       State Takeover Statutes................................................13
       Fees and Expenses......................................................13
       Miscellaneous..........................................................13

SCHEDULE I - EXECUTIVE OFFICERS
APPENDIX A - PARTNERSHIP INFORMATION
                                       i

                                  INTRODUCTION

     The Purchaser hereby offers to purchase 3,000 Units of limited partnership interests in the Partnership at a cash purchase price of $30.00 per Unit, without interest, less the amount of Distributions (defined below) per Unit, if any, made to Unit Holders by the Partnership after the date of this Offer, and less any transfer fees imposed by the Partnership for each transfer, which the Partnership advises us are $10 per Unit, with a $100 minimum and $250 maximum per transfer (regardless of the number of units transferred). To the knowledge of the Purchaser, a Unit Holder will not incur any other fees, such as selling broker commissions or depositary fees, to sell Units in response to this Offer; unless such Unit Holder holds Units in a manner that involves fees particular to such Unit Holder.

                              SUMMARY OF THE OFFER.

     The purpose of the Offer is for the Purchaser to acquire an equity interest in the Partnership for investment purposes.

     In considering the Offer, Unit Holders are urged to consider the following:

     o The price offered for the Units is $30.00 in CASH, less any Distributions made after the date of this Offer, and less any transfer fees charged by the Partnership. See "Details of the Offer - Acceptance for Payment and Payment of Purchase Price."

     o No tax credits remain, according to the Partnership. For each $1,000 Unit originally purchased, purchase price of Units, approximately $1,479 of tax credits have been allocated to Unit Holders through 2004. While no further tax credits are expected, Unit Holders are still subject to possible recapture of tax credits already taken. Unit Holders who sell their Units will cut off any risk of credit recapture tax liability from this investment after 2004.

     o Current tax laws restrict individual use of the passive losses generated by the Partnership. We can usually take deductions for passive losses without being affected by such restrictions, making such passive losses more valuable to us currently than they are to Unit Holders who do not have sufficient passive income to utilize the losses ("Unit Holders with Accumulating Losses"). For Unit Holders with Accumulating Losses, selling your Units enables you to realize tax benefits from such accumulated, passive losses in the current tax year, rather than continuing to accumulate losses and defer the resulting tax benefit.

     o Unit Holders may realize up to a $1,092 per Unit tax deduction in 2004 against ordinary income by selling in 2004; which amount assumes an effective transfer date of December 31, 2004, prior Partnership passive losses have not been utilized, a 36% federal tax rate and a 15% capital gains tax rate for calculating tax benefits, and deductions will reduce ordinary income without any passive loss limitations. State taxes are not considered.

     o The $30 purchase price plus the value of the current year tax loss totals $404 per Unit; based on the same assumptions as in the preceding paragraph.

     o Consider the following sum of the foregoing for each $1,000 Unit originally purchased:
          Unit Holder's Tax Credits Earned through 12/31/04        $  1,479
          Cash From Sale                                           $     30
          Current Year Tax Benefit   -From Ordinary Loss           $    393
                                     -Capital Gain                 $    (19)
                                                                   --------
          Total Benefits from Original Investment                    $1,883

     o The Purchaser is not affiliated with the Partnership or its general partners. The Partnership's managing general partner, Arch Street, Inc. (the "General Partner"), may be expected to communicate its position on the Offer in the next two weeks.

     o The reported gross sales prices of Units over the past year have averaged $50.17 per Unit, but such amount may not reflect the net sales proceeds received by sellers of Units, which typically are reduced by commissions (typically up to 8% with a minimum of $150-$200) and other secondary market transaction costs. See "Certain Information Concerning the Partnership - Trading History of the Units."

     o The Purchaser is making the Offer with a view to making a profit for itself. Accordingly, the desire of the Purchaser to purchase Units at a low price conflicts with the desire of the Unit Holders to sell their Units at a high price.

     o The Offer is an immediate opportunity for Unit Holders to liquidate their investment in the Partnership, but Unit Holders who tender their Units will be giving up the opportunity to participate in any potential future benefits from ownership of Units, including distributions resulting from any future sale of the Partnership's properties. Unit Holders may have a more immediate need to use the cash now tied up in the Units, and may consider the Offer more certain to achieve a prompt liquidation of their investment in the Units. Unit Holders who sell all of their Units will also eliminate the need to file Form K-1 information for the Partnership with their federal tax returns for years after 2004. See "Details of the Offer - Acceptance for Payment and Payment of Purchase Price."

     o The Offer allows Unit Holders the option to sell "All or None" of their Units, thereby allowing Unit Holders the option to avoid proration if more than 3,000 Units are tendered. See "Details of the Offer - Terms of the Offer; Expiration Date; Proration" and "- Withdrawal Rights - Automatic Withdrawal Option."

     Each Unit Holder must make his own decision, based on the Unit Holder's particular circumstances, whether to tender Units. Unit Holders should consult with their respective advisors about the financial, tax, legal and other implications of accepting the Offer.

     The above statements are intended only as a brief overview of the principal terms and considerations regarding the Offer. The entire Offer to Purchase, which follows, provides substantially greater detail about the Offer, and all of the statements above are qualified by the entire Offer to Purchase. You should read it completely and carefully before deciding whether or not to tender your Units. The Offer is subject to certain terms and conditions set forth in this Offer to Purchase, and in the related Agreement of Transfer and Letter of Transmittal, that are not summarized above.

                              DETAILS OF THE OFFER

     1. Terms of the Offer; Expiration Date; Proration. On the terms and subject to the conditions of the Offer, the Purchaser will accept and purchase up to 3,000 validly tendered, and not withdrawn, Units in accordance with the procedures set forth in this Offer to Purchase ("Properly Tendered"). For purposes of the Offer, the term "Expiration Date" means 5:00 p.m., Los Angeles time, on Friday, November 12, 2004, unless the Purchaser extends the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date to which the Offer is extended by the Purchaser.

     If, prior to the Expiration Date, the Purchaser increases the price offered to the Unit Holders pursuant to the Offer, the increased price will be paid for all Units accepted for payment pursuant to the Offer, whether or not the Units were tendered prior to the increase in consideration.

     If more than 3,000 Units are Properly Tendered the Purchaser will, upon the terms and subject to the conditions of the Offer, accept for payment and pay for an aggregate of 3,000 Units, pro rata, according to the number of Units that are Properly Tendered by each Unit Holder, with appropriate adjustments to avoid purchases of fractional Units. If transfers of Units are limited by the Partnership Agreement to a number of Units (the "Transfer Limit") less than 3,000 Units, and the number of Units that are Properly Tendered exceeds the Transfer Limit, the Purchaser will, upon the terms and subject to the other conditions of the Offer, accept for payment and pay for Units equal to the Transfer Limit, pro rata, according to the number of Units that are Properly Tendered by each Unit Holder, with appropriate adjustments to avoid purchases of fractional Units. Subject to its obligation to pay for Units promptly after the Expiration Date, the Purchaser intends to pay for any Units accepted for payment pursuant to the Offer after determining the final proration or other adjustments. The Purchaser does not believe it would take any longer than five business days to determine the effects of any proration required. If the number of Units that are Properly Tendered is less than or equal to 3,000 Units (or the Transfer Limit, if any), the Purchaser will purchase all Units that are Properly Tendered, upon the terms and subject to the other conditions of the Offer. See "Effects of the Offer - Limitations on Resales."

     Unit Holders may indicate, by checking a box on the Letter of Transmittal (the "All or None Box"), that they only wish to sell their Units if they will be able to sell all of their Units, without any proration. See "Details of the Offer - Withdrawal Rights." If more than 3,000 Units have been Properly Tendered without checking the All or None Box, then the above description of proration will apply only to tenders of such Units that do not have the All or None Box checked.

     If prior to the Expiration Date any or all of the conditions of the Offer have not been satisfied, or waived by the Purchaser, the Purchaser reserves the right to: (i) decline to purchase any of the Units tendered, terminate the Offer and return all tendered Units, (ii) waive the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Units that are Properly Tendered, (iii) extend the Offer and, subject to the right of Unit Holders to withdraw Units until the Expiration Date, retain previously tendered Units for the period or periods for which the Offer is extended, and (iv) amend the Offer.

     2. Acceptance for Payment and Payment of Purchase Price. On the terms and subject to the conditions of the Offer, the Purchaser will purchase and will pay for up to 3,000 Properly Tendered Units, promptly following the Expiration Date. In all cases, payment for Units purchased pursuant to the Offer will be made only after timely receipt by the Purchaser of: (i) a properly completed and duly executed and acknowledged Letter of Transmittal, (ii) any other documents required in accordance with the Letter of Transmittal, and (iii) written confirmation from the Partnership of the transfer of the Units to the Purchaser.

     Any Distributions made or declared on or after the date of this Offer would, by the terms of the Offer and as set forth in the Letter of Transmittal, be assigned by tendering Unit Holders to the Purchaser and deducted from your proceeds. Also, the transfer fees charged by the Partnership will be deducted from your proceeds, which the Partnership advises us is $10 per Unit, with a $100 minimum and $250 maximum per transfer (regardless of the number of units transferred). UNDER NO CIRCUMSTANCE WILL INTEREST ON THE PURCHASE PRICE BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Units are not purchased for any reason (other than proration adjustments), the Purchaser may destroy the original Letter of Transmittal with respect to the Units. If for any reason acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for Units tendered, then, without prejudice to the Purchaser's rights under Section 4 herein, the Purchaser may, nevertheless, retain documents concerning tendered Units, and those Units may not be withdrawn except to the extent that the tendering Unit Holders are otherwise entitled to withdrawal rights as described in Section 5 herein, subject, however, to the Purchaser's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay Unit Holders the purchase price in respect of Units tendered or return documents, if any, representing those Units promptly after termination or withdrawal of the Offer.

     3. Procedure to Accept the Offer. For the tender of any Units to be valid, the Purchaser must receive, at the address listed on the back page of this Offer to Purchase on or prior to the Expiration Date, a properly completed and duly executed Letter of Transmittal and all documents required by the Instructions.

     The method of delivery of the Letter of Transmittal and all other required documents is at the option and risk of the tendering Unit Holder, and delivery will be deemed made only when actually received by the Purchaser. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure timely delivery.

     By executing and delivering a Letter of Transmittal, a tendering Unit Holder irrevocably appoints the Purchaser and its officers and any other designee of the Purchaser, and each of them, the attorneys-in-fact and proxies of the Unit Holder, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the Unit Holder's rights with respect to the Units tendered by the Unit Holder and accepted for payment by the Purchaser (and with respect to any and all distributions, other Units, rights or other securities issued or issuable in respect thereof (collectively, "Distributions")), including without limitation the right to direct any IRA custodian, trustee or other record owner to execute and deliver the Letter of Transmittal, the right to accomplish a withdrawal of any previous tender of the Unit Holder's Units and the right to complete the transfer contemplated thereby. All such proxies will be considered coupled with an interest in the tendered Units, are irrevocable and are granted in consideration of, and are effective upon, the acceptance for payment of the Units by the Purchaser in accordance with the terms of the Offer. Upon acceptance for payment, all prior powers of attorney and proxies given by the Unit Holder with respect to the Units and Distributions will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given (and, if given, will be without force or effect). The officers and designees of the Purchaser will, with respect to the Units for which the appointment is effective, be empowered to exercise all voting and other rights of the Unit Holder as they in their discretion may deem proper at any meeting of the Partnership or any adjournment or postponement thereof.

     By executing and delivering a Letter of Transmittal, a tendering Unit Holder irrevocably assigns to the Purchaser and its assigns all of the right, title and interest of the Unit Holder in and to any and all Distributions made by the Partnership, effective upon and after the date of acceptance with respect to Units accepted for payment and thereby purchased by the Purchaser.

     4. Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects. All questions about the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units pursuant to the Offer will be determined by the Purchaser, which determination will be final and binding. The Purchaser reserves the right to reject any or all tenders of any particular Units determined by it not to be in proper form or if the acceptance of or payment for those Units may, in the opinion of Purchaser's counsel, be unlawful. The Purchaser also reserves the right to waive or amend any of the conditions of the Offer that it is legally permitted to waive and to waive any defect in any tender with respect to any particular Units. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal) will be final and binding. No tender of Units will be deemed to have been validly made until all defects have been cured or waived. Neither the Purchaser nor any other person will be under any duty to give notification of any defects in the tender of any Units or will incur any liability for failure to give any such notification.

     A tender of Units pursuant to the procedure described above and the acceptance for payment of such Units will constitute a binding agreement between the tendering Unit Holder and the Purchaser on the terms set forth in the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment pursuant to this Offer, and thereby purchased, Properly Tendered Units if, as and when the Purchaser gives written notice to the Partnership or its Transfer Agent of the Purchaser's acceptance of those Units for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Units accepted for payment pursuant to the Offer will be made and transmitted directly to Unit Holders whose Units have been accepted for payment.

     5. Withdrawal Rights. Tenders of Units made pursuant to the Offer are irrevocable, except that Units tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless already accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after December 12, 2004. If purchase of, or payment for, Units is delayed for any reason, including extension by the Purchaser of the Expiration Date, or if the Purchaser is unable to purchase or pay for Units for any reason (for example, because of proration adjustments) then, without prejudice to the Purchaser's rights under the Offer, tendered Units may be retained by the Purchaser and may not be withdrawn, except to the extent that tendering Unit Holders are otherwise entitled to withdrawal rights as set forth in this Section 5; subject, however, to the Purchaser's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Unit Holders the purchase price in respect of Units tendered promptly after termination or withdrawal of the Offer.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Purchaser at its address listed on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person(s) who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed. Any Units properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Units may be re-tendered, however, by following the procedures described in Section 3 herein at any time prior to the Expiration Date.

     All questions about the validity and form (including time of receipt) of notices of withdrawal will be determined by the Purchaser, which determination shall be final and binding. Neither the Purchaser nor any other person will be under any duty to give notice of any defects in any notice of withdrawal or incur any liability for failure to give any such notice.

     Automatic Withdrawal Option. Unit Holders may indicate, by checking a box on the Letter of Transmittal (the "All or None Box"), that they only wish to sell their Units if they will be able to sell all of their Units, without any proration. If at any time during the day of the Expiration Date more than 3,000 Units have been Properly Tendered, unless the Purchaser amends the Offer to increase the number of Units to be purchased, the Purchaser will deem all Units from Unit Holders that checked the All or None Box to be withdrawn and not validly tendered for purposes of the Offer. Neither the Purchaser nor any other person will be under any duty to give any notice that such automatic withdrawal will occur. Unit Holders may change their election whether or not to check the All or None Box at any time on or prior to the Expiration Date by submitting a new Letter of Transmittal with their preferred election, in the manner described in Section 3 herein.

     6. Extension of Tender Period; Amendment. The Purchaser expressly reserves the right at any time:

     o to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units;

     o to delay for a reasonable period the acceptance for payment of, or payment for, any Units not already accepted for payment or paid for, if the Purchaser reasonably anticipates the prompt receipt of any authorization, consent, order of, or filing with, or the expiration of waiting periods imposed by, any court, government, administrative agency or other governmental authority, necessary for the consummation of the transactions contemplated by the Offer;

     o to amend the Offer in any respect (including, without limitation, by increasing or decreasing the price, increasing or decreasing the number of Units being sought, or both).

Notice of any such extension or amendment will promptly be disseminated to Unit Holders in a manner reasonably designed to inform Unit Holders of such change in compliance with Rule 14d-4(c) under the Exchange Act. In the case of an extension of the Offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act. If the Purchaser makes a material change in the terms of the Offer or waives a condition that constitutes a material change in the terms of the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. If a Distribution occurs before the Expiration Date and the Purchaser reduces its Offer price as a result, the Purchaser will provide notice thereof to Unit Holders and extend the Expiration Date in accordance with Rule 14e-1(b) under the Exchange Act.

     7. Conditions of the Offer. Notwithstanding any other term of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer), to pay for any Units tendered, may delay the acceptance for payment of the Units tendered, or may withdraw the Offer if, at any time on or after the date of the Offer and before the Expiration Date, any of the following conditions exists:

     (a). a preliminary or permanent injunction or other order of any federal or state court, government, administrative agency or other governmental authority shall have been issued and shall remain in effect which: (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment, purchase of or payment for any Units by the Purchaser; (ii) imposes or confirms limitations on the ability of the Purchaser effectively to exercise full rights of both legal and beneficial ownership of the Units; (iii) requires divestiture by the Purchaser of any Units; (iv) materially adversely affects the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchaser, or the Partnership; or (v) seeks to impose any material condition to the Offer unacceptable to the Purchaser;
                                       6

     (b). there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government, administrative agency or other governmental authority which, directly or indirectly, results in any of the consequences referred to in paragraph (a) above;

     (c). there shall be any authorization, consent, order of, or filing with, or expiration of waiting periods imposed by, any court, government, administrative agency or other governmental authority, necessary for the consummation of the transactions contemplated by the Offer and requested by Purchaser, that shall not have occurred or been filed or obtained, including a resolution to the satisfaction of any such authority of any comments or inquiries made concerning the Offer;

     (d). any event shall have occurred or been disclosed, or shall have been threatened, regarding the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Partnership, which event is materially adverse, or which threatened event, if fulfilled, would be materially adverse, to the Partnership or its business or properties, or there shall be any material lien not disclosed in the Partnership's financial statements, or the Purchaser shall have become aware of any previously undisclosed fact that has or with the passage of time would have a material adverse effect on the value of the Units or the Partnership's properties;

     (e). the General Partner or the Partnership shall have stated or otherwise indicated that it intends to refuse to take any action that the Purchaser deems necessary, in the Purchaser's reasonable judgment, for the Purchaser to be the registered owner of the Units tendered and accepted for payment hereunder, with full voting rights, simultaneously with the consummation of the Offer or as soon thereafter as is permitted under the Partnership Agreement, in accordance with the Partnership Agreement and applicable law, or the Purchaser is unable to confirm to its reasonable satisfaction that the General Partner or Partnership will not refuse to take any such action;

     (f). there shall have been threatened, instituted or pending any action or proceeding before any court or governmental agency or other regulatory or administrative agency or commission or by any other person, challenging the acquisition of any Units pursuant to the Offer or otherwise directly or indirectly relating to the Offer, or otherwise, in the reasonable judgment of the Purchaser, adversely affecting the Purchaser, the Partnership or its properties or the value of the Units;

     (g). the Partnership shall have (i) issued, or authorized or proposed the issuance of, any partnership interests of any class, or any securities convertible into, or rights, warrants or options to acquire, any such interests or other convertible securities, (ii) issued or authorized or proposed the issuance of any other securities, in respect of, in lieu of, or in substitution for, all or any of the presently outstanding Units, (iii) declared or paid any Distribution, other than in cash, on any of the Units, or (iv) the Partnership or the General Partner shall have authorized, proposed or announced its intention to propose any merger, consolidation or business combination transaction, acquisition of assets, disposition of assets or material change in its capitalization, or any comparable event not in the ordinary course of business, other than listing the Partnership's properties for sale; or,

     (h). the General Partner shall have modified, or taken any step or steps to modify, in any way, the procedures or regulations applicable to the registration of Units or transfers of Units on the books and records of the Partnership or the admission of transferees of Units as registered owners and as Unit Holders.

     The foregoing conditions are for the sole benefit of the Purchaser and may be (but need not be) asserted by the Purchaser regardless of the circumstances giving rise to such conditions or may be waived by the Purchaser in whole or in part at any time prior to the Expiration Date, subject to the requirement to disseminate to Unit Holders, in a manner reasonably designed to inform them of, any material change in the information previously provided. Any determination by the Purchaser, in its reasonable judgment, concerning the events described above will be final and binding upon all parties.

     8. Backup Federal Income Tax Withholding. To prevent the possible application of backup federal income tax withholding with respect to payment of the purchase price, a tendering Unit Holder must provide the Purchaser with the Unit Holder's correct taxpayer identification number in the space provided in the Letter of Transmittal.

     9. FIRPTA Withholding. To prevent the withholding of federal income tax in an amount equal to ten percent of the amount of the purchase price plus Partnership liabilities allocable to each Unit purchased, the Letter of Transmittal includes FIRPTA representations certifying the Unit Holder's taxpayer identification number and address and that the Unit Holder is not a foreign person.

                 CERTAIN INFORMATION CONCERNING THE PARTNERSHIP

     The Partnership is subject to the information reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial results and other matters. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, or electronically at http://www.sec.gov. Copies should be available by mail upon payment of the Commission's customary charges by writing to the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549.

     General. Attached as Part I of Appendix A to this Offer to Purchase are excerpts from the last Annual Report on Form 10-K filed by the Partnership with the Commission (the "Form 10-K"), which excerpts describe the business and operations of the Partnership.

     Outstanding Units. According to the Form 10-K, there were 60,000 Units issued and outstanding, held by approximately 3,628 Unit Holders, as of March 31, 2004.

     Trading History of the Units. There is no established trading market for the Units other than limited and sporadic trading through matching services or privately negotiated sales. At present, privately negotiated sales and sales through intermediaries (such as through the American Partnership Board) are the only means available to a Unit Holder to liquidate an investment in Units (other than this Offer or other occasional offers by other partnership investors, if any) because the Units are not listed or traded on any exchange or quoted on any NASDAQ list or system.

     According to Direct Investment Spectrum, an independent third party publication, between June 1, 2003 and July 31, 2004 (the most recent published information): 2,298 of the Partnership's limited partnership interests traded at the average price of $50.17 per unit. Sales may be conducted which are not reported in the Direct Investment Spectrum and the prices of sales through other channels may differ from those reported by the Direct Investment Spectrum. The reported gross sales prices may not reflect the net sales proceeds received by sellers of Units, which typically are reduced by commissions (typically up to 8% with a minimum of $150-$200) and other secondary market transaction costs. The Purchaser does not know whether the information provided by the Direct Investment Spectrum is accurate or complete.
                                       8

     Selected Financial and Property Related Data. Attached as Part II of Appendix A is a summary of certain financial and statistical information with respect to the Partnership and its properties, all of which has been taken from the Form 10-K and the Quarterly Report on Form 10-Q for the period ended June 30, 2004 (the "Form 10-Q"). More comprehensive financial and other information is included in such reports and other documents filed by the Partnership with the Commission. Part II of Appendix A is qualified in its entirety by reference to such publicly filed reports and documents, including, without limitation, all the financial information and related notes contained therein. Unit Holders should also refer to any other Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the Commission after the Form 10-K or after the date of this Offer for more recent information relating to the business and operations of the Partnership.

                          DETERMINATION OF OFFER PRICE

     In establishing the Offer price, the Purchaser reviewed certain publicly available information including among other things: (i) the Partnership's limited partnership agreement (the "Partnership Agreement"), (ii) Annual Reports on Form 10-K, (iii) Quarterly Reports on Form 10-Q, and (iv) other reports filed with the Commission. The Purchaser determined the Offer price pursuant to its own analysis. The Purchaser did not obtain current independent valuations or appraisals of the assets.

     Purchaser is making a speculative offer based on the unique circumstances of the Partnership. Purchaser set its offer price by reviewing the prior offers of which Purchaser is aware, the projected future tax losses generated by the Partnership and the secondary market trading information in Direct Investment Spectrum, and selecting a price that Purchaser believes is sufficiently high to motivate Unit Holders to sell their Units.

                  CERTAIN INFORMATION CONCERNING THE PURCHASER

     The Purchaser. The Purchaser is a California limited partnership. The Purchaser was originally formed as Everest Housing Investors 2, LLC, a California limited liability company, in 2000, and converted under California law to a limited partnership in 2003. The principal office of the Purchaser is 155 North Lake Avenue, Suite 1000, Pasadena, CA 91101. The Purchaser's general partner is Everest Properties, Inc., a California corporation ("Everest Properties"). The Purchaser has no employees or officers of its own. For certain information concerning the directors and executive officers of Everest Properties, see Schedule I to this Offer to Purchase.

     The Purchaser and its affiliates invest in limited partnerships such as the Partnership, and in other forms of real estate oriented investments, and conduct activities incident thereto.

     General. Except as set forth elsewhere in this Offer to Purchase: (i) the Purchaser does not beneficially own or have a right to acquire, and, to the best knowledge of the Purchaser, no associate or majority-owned subsidiary of Purchaser or the persons listed in Schedule I hereto, beneficially owns or has a right to acquire any Units or any other equity securities of the Partnership;
(ii) the Purchaser has not, and to the best knowledge of the Purchaser, none of the persons and entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has, effected any transaction in the Units or any other equity securities of the Partnership during the past 60 days other than as stated in this Offer to Purchase; (iii) the Purchaser does not have and, to the best knowledge of the Purchaser, none of the persons listed in Schedule I hereto has, any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including, but not limited to, the transfer or voting thereof, joint ventures, loan arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations; (iv) since March 31, 2002, there have been no transactions which would require reporting under the rules and regulations of the Commission between the Partnership or any of its affiliates and the Purchaser or any of its subsidiaries or, to the best knowledge of the Purchaser, any of its executive officers, directors or affiliates; and (v) since March 31, 2002, except as otherwise stated in this Offer to Purchase, there have been no contacts, negotiations or transactions between the Purchaser, or any of its subsidiaries or, to the best knowledge of the Purchaser, any of the persons listed in
Schedule I hereto, on the one hand, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets of the Partnership.

     Prior Acquisitions of Units and Prior Contacts. The Purchaser owns 1,995 Units (3.3%) of the Partnership. None of the foregoing Units were acquired in the last 60 days.

     Except as set forth above, neither the Purchaser nor its affiliates are party to any past, present or proposed material contracts, arrangements, understandings, relationships, or negotiations with the Partnership or with the General Partner concerning the Partnership.

     Source of Funds. Based on the Offer price of $30.00 per Unit, the Purchaser estimates that the total amount of funds necessary to purchase all Units sought by this Offer and to pay related fees and expenses, will be approximately $100,000. The Purchaser expects to obtain these funds from current cash and cash equivalents.

                          FUTURE PLANS OF THE PURCHASER

     The Purchaser is seeking to acquire Units pursuant to the Offer to obtain a substantial equity interest in the Partnership, for investment purposes. Following the completion of the Offer, the Purchaser and persons related to or affiliated with the Purchaser may acquire additional Units, although there is no current intention to do so. Any such acquisition may be made through private purchases, through one or more future tender or exchange offers or by any other means deemed advisable by the Purchaser. Any such acquisition may be at a price higher or lower than the price to be paid for the Units purchased pursuant to the Offer, and may be for cash or other consideration. The Purchaser also may consider selling some or all of the Units it acquires pursuant to the Offer, either directly or by a sale of one or more interests in the Purchaser itself, depending upon liquidity, strategic, tax and other considerations.

     Other than as set forth above, the Purchaser does not currently intend to change current management, indebtedness, capitalization, corporate structure or business operations of the Partnership and does not have current plans for any extraordinary transaction such as a merger, reorganization, liquidation or sale or transfer of assets involving the Partnership. However, these plans could change at any time in the future. If any transaction is effected by the Partnership and financial benefits accrue to the Unit Holders, the Purchaser and its affiliates will participate in those benefits to the extent of their ownership of the Units.

                              EFFECTS OF THE OFFER

     Future Benefits of Unit Ownership. Tendering Unit Holders shall receive cash in exchange for their Units purchased by the Purchaser and will forego all future distributions and tax credit, income and loss allocations from the Partnership with respect to such Units.

     Limitations on Resales. The Partnership Agreement prohibits a transfer of Units if the transfer would result in 50% or more of the Units being transferred in a 12 month period (a "Tax Termination"). This provision may limit sales of

Units on the secondary market and in private transactions following completion of the Offer. Accordingly, the Partnership may not recognize any requests for recognition of a transferee Unit Holder upon a transfer of Units if the transfer would result in a Tax Termination. For the same reasons, it is theoretically possible that the number of Units tendered for purchase by the Purchaser taken together with the number of Units that have transferred prior to the Offer could result in a Tax Termination. In such event, Purchaser will purchase the maximum number of Units it may purchase without causing a Tax Termination, as informed by the General Partner. It is not possible for Purchaser to determine how many Units may be purchased because only the General Partner will know the number of Units that have been transferred in all other transactions prior to the expiration of the Offer. See "Details of the Offer - Terms of the Offer; Expiration Date; Proration."

                           FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain of the federal income tax consequences of a sale of Units pursuant to the Offer. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations thereunder, administrative rulings, and judicial authority, all as of the date of the Offer. All of the foregoing is subject to change, and any such change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular Unit Holder in light of such Unit Holder's specific circumstances, nor does it describe any aspect of state, local, foreign or other tax laws. Sales of Units pursuant to the Offer may be taxable transactions under applicable state, local, foreign and other tax laws. UNIT HOLDERS SHOULD CONSULT THEIR RESPECTIVE TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THE UNIT HOLDER OF SELLING UNITS PURSUANT TO THE OFFER.

     In general, a Unit Holder will recognize gain or loss on a sale of Units pursuant to the Offer equal to the difference between (i) the Unit Holder's "amount realized" on the sale and (ii) the Unit Holder's adjusted tax basis in the Units sold. The amount of a Unit Holder's adjusted tax basis in a Unit will vary depending upon the Unit Holder's particular circumstances, and it will include the amount of the Partnership's liabilities allocable to the Unit (as determined under Code Section 752). The "amount realized" with respect to a Unit will be a sum equal to the amount of cash received by the Unit Holder for the Unit pursuant to the Offer (that is, the purchase price), plus the amount of the Partnership's liabilities allocable to the Unit (as determined under Code
Section 752).

     The gain or loss recognized by a Unit Holder on a sale of a Unit pursuant to the Offer generally will be treated as a capital gain or loss if the Unit was held by the Unit Holder as a capital asset. Gain with respect to Units held for more than one year will be taxed, for federal income tax purposes, at a maximum long-term capital gain rate of 15 percent. Gain with respect to Units held one year or less will be taxed at ordinary income rates. It should also be noted that the Taxpayer Relief Act of 1997 imposed depreciation recapture of previously deducted straight-line depreciation with respect to real property at a rate of 25 percent (assuming eligibility for long-term capital gain treatment). A portion of the gain realized by a Unit Holder with respect to a disposition of the Units may be subjected to this 25 percent rate to the extent that the gain is attributable to depreciation recapture inherent in the properties of the Partnership.

     If any portion of the amount realized by a Unit Holder is attributable to such Unit Holder's share of "unrealized receivables" or "substantially appreciated inventory items" as defined in Code Section 751, a corresponding portion of such Unit Holder's gain or loss will be treated as ordinary gain or loss. It is possible that the basis allocation rules of Code Section 751 may result in a Unit Holder's recognizing ordinary income with respect to the portion of the Unit Holder's amount realized on the sale of a Unit that is attributable to such items while recognizing a capital loss with respect to the remainder of the Unit.

     Capital losses are deductible only to the extent of capital gains, except that taxpayers who are natural persons may deduct up to $3,000 per year of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years (a "C" corporation's carry-forward period is five years and an individual taxpayer can carry forward such losses indefinitely).

     Under Code Section 469, individuals, S corporations and certain closely-held corporations generally are able to deduct "passive activity losses" in any year only to the extent of the person's passive activity income for that year. Substantially all post-1986 losses of Unit Holders from the Partnership are passive activity losses. Unit Holders may have "suspended" passive activity losses from the Partnership (i.e., post-1986 net taxable losses in excess of statutorily permitted "phase-in" amounts and which have not been used to offset income from other passive activities).

     If a Unit Holder sells less than all of its interest in the Partnership pursuant to the Offer, a passive loss recognized by that Unit Holder can be currently deducted (subject to the other applicable limitations) to the extent of the Unit Holder's passive income from the Partnership for that year plus any other net passive activity income for that year, and any gain recognized by a Unit Holder upon the sale of Units can be offset by the Unit Holder's current or "suspended" passive activity losses (if any) from the Partnership and other sources. If, on the other hand, a Unit Holder sells 100 percent of its interest in the Partnership pursuant to the Offer, any "suspended" passive activity losses from the Partnership and any passive activity losses recognized upon the sale of the Units will be offset first against any net passive activity income from the Unit Holder's other passive activity investments, and the balance of any net passive activity losses attributable to the Partnership will no longer be subject to the passive activity loss limitation and, therefore, will be deductible by such Unit Holder from its other "ordinary" income (subject to any other applicable limitations). If more than the number of Units sought in the Offer are Properly Tendered, some tendering Unit Holders may not be able to sell 100 percent of their Units pursuant to the Offer because of proration of the number of Units to be purchased by the Purchaser, unless the Purchaser amends the Offer to increase the number of Units to be purchased. A Unit Holder may avoid such a result by checking the All or None Box.

     A tendering Unit Holder will be allocated the Unit Holder's pro rata share of the annual taxable income and losses from the Partnership with respect to the Units sold for the period through the date of sale, even though such Unit Holder will assign to the Purchaser its rights to receive certain cash distributions with respect to such Units. Such allocations and any Partnership distributions for such period would affect a Unit Holder's adjusted tax basis in the tendered Units and, therefore, the amount of gain or loss recognized by the Unit Holder on the sale of the Units.

     Unit Holders (other than tax-exempt persons, corporations and certain foreign individuals) who tender Units may be subject to 28 percent backup withholding unless those Unit Holders provide a taxpayer identification number ("TIN") and are certain that the TIN is correct or properly certify that they are awaiting a TIN. A Unit Holder may avoid backup withholding by properly completing and signing the Letter of Transmittal. If a Unit Holder who is subject to backup withholding does not include its TIN, the Purchaser will withhold 28 percent from payments to such Unit Holder.

                              CERTAIN LEGAL MATTERS

     General. Except as set forth herein, the Purchaser is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Units by the Purchaser pursuant to the Offer. The Purchaser's obligation to purchase and pay for Units is subject to certain conditions, including conditions related to the legal matters discussed herein.

     State Takeover Statutes. The Partnership was formed under the laws of the State of Delaware, which currently does not have any takeover statute applicable to limited partnerships. However, it is a condition to the Offer that no state or federal statute impose a material limitation on the Purchaser's right to vote the Units purchased pursuant to the Offer. If this condition is not met, Purchaser may terminate or amend the Offer.

     If any person seeks to apply any state takeover statute, the Purchaser will take such action as then appears desirable, which action may include challenging the validity or applicability of any such statute in appropriate court proceedings. If there is a claim that one or more takeover statutes apply to the Offer, and it is not determined by an appropriate court that such statutes do not apply or are invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. This could prevent the Purchaser from purchasing or paying for Units tendered pursuant to the Offer, or cause delay in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for Units tendered.

     Fees and Expenses. Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Units pursuant to the Offer. Employees of the Purchaser may solicit tenders of Units without any additional compensation. The Purchaser will pay all costs and expenses of printing and mailing the Offer and its legal fees and expenses.

     Miscellaneous. The Offer is not made to (nor will tenders be accepted on behalf of) Unit Holders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction. However, the Purchaser may take such action as it deems necessary to make the Offer in any jurisdiction and extend the Offer to Unit Holders in such jurisdiction.

     In any jurisdiction where the securities or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     The Purchaser has filed with the Commission a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth under the caption "Certain Information Concerning The Partnership -- General."

     No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                         EVEREST PROPERTIES, INC.

October 13, 2004

                                   SCHEDULE I


                               EXECUTIVE OFFICERS


     The Purchaser has no employees or officers of its own. The Purchaser's general partner is Everest Properties, Inc., a California corporation ("Everest Properties"). The business address of each director and executive officer of Everest Properties is 155 North Lake Avenue, Suite 1000, Pasadena, California 91101. Each director and executive officer is a United States citizen; and is employed by an affiliate of Everest Properties: Everest Properties II, LLC, a California limited liability company ("EPII"). EPII and its affiliates invest in limited partnerships such as the Partnership, and in other real estate related investments, and conduct activities incident thereto. The name and principal occupation or employment of each director and executive officer of Everest Properties, are set forth below.

                              Present Principal Occupation or Employment
Name                          Position and Five-Year Employment History

W. Robert Kohorst             President of EPII from 1996 - present.  President
                              and Director of Everest  Properties, Inc.  from
                              1994 - present.  President  and Director of KH
                              Financial,  Inc. from 1994 - present.

David I. Lesser               Executive Vice President and Secretary of EPII
                              from 1996 - present. Executive Vice President and
                              Director of Everest Properties, Inc. From 1995 - present.

Christopher K. Davis          Vice  President  and the General  Counsel of EPII
                              since 1998.  Senior Staff Counsel and then
                              Director of Corporate Legal of Pinkerton's, Inc.
                              from 1995 - 1998.

Peter J. Wilkinson            Vice  President and the Chief  Financial  Officer
                              of EPII since 1996.  Chief  Financial Officer and
                              Director of Everest Properties, Inc. since 1996.

                                   APPENDIX A

     The following information has been copied from the Partnership's Annual Report on Form 10-K for the year ended March 31, 2004 (the "Form 10-K") and Quarterly Report on Form 10-Q for the period ended June 30, 2004 (the "Form 10-Q"). Although the Purchaser has no information that any statements contained in this Appendix A are untrue, the Purchaser has not independently investigated the accuracy of statements, and takes no responsibility for the accuracy, inaccuracy, completeness or incompleteness of any of the information contained in the Form 10-K or Form 10-Q or for the failure by the Partnership to disclose events which may have occurred and may affect the significance or accuracy of any such information.

                                     PART I

Item 1.  Business

Boston Financial Qualified Housing Tax Credits L.P. II (the "Partnership") is a limited partnership formed on March 10, 1988 under the Uniform Limited
Partnership Act of the State of Delaware. The Partnership's partnership agreement ("Partnership Agreement") authorized the sale of up to 60,000 units of Limited Partnership Interest ("Units") at $1,000 per Unit, adjusted for certain discounts. The Partnership raised $59,981,240 ("Gross Proceeds"), net of discounts of $18,760, through the sale of 60,000 Units. Such amounts exclude five unregistered Units previously acquired for $5,000 by the Initial Limited Partner, which is also one of the General Partners. The offering of Units terminated on October 28, 1988. No further sale of Units is expected.

The Partnership is engaged solely in the business of real estate investment. Accordingly, a presentation of information about industry segments is not applicable and would not be material to an understanding of the Partnership's business taken as a whole.

The Partnership originally invested as a limited partner in forty limited partnerships ("Local Limited Partnerships") which own and operate forty residential apartment complexes ("Properties"), most of which benefit from some form of federal, state or local assistance programs and all of which qualify for the low-income housing tax credits ("Tax Credits") that were added to the Internal Revenue Code (the "Code") by the Tax Reform Act of 1986. The investment objectives of the Partnership include the following: (i) to provide current tax benefits in the form of Tax Credits which qualified limited partners may use to offset their federal income tax liability; (ii) to preserve and protect the Partnership's capital; (iii) to provide limited cash distributions from Property operations which are not expected to constitute taxable income during the expected duration of the Partnership's operations; and (iv) to provide cash distributions from sale or refinancing transactions. There cannot be any assurance that the Partnership will attain any or all of these investment objectives. A more detailed discussion of these investment objectives, along with the risks in achieving them, is contained in the section of the prospectus entitled "Investment Objectives and Policies - Principal Investment Policies" which is herein incorporated by this reference.

Table A on the following page lists the Properties originally acquired by the Local Limited Partnerships in which the Partnership has invested. Item 6 of this Report contains other significant information with respect to such Local Limited Partnerships. As required by applicable rules, the terms of the acquisition of Local Limited Partnership interests have been described in supplements to the Prospectus and collected in the post-effective amendment to the Registration Statement and in a Form 8-K (collectively, the "Acquisition Reports"); such descriptions are incorporated herein by this reference.



                                     TABLE A
                     SELECTED LOCAL LIMITED PARTNERSHIP DATA

Properties owned by                                              Date Interest
Local Limited Partnerships               Location                Acquired
---------------------------------------- -------------------------------------- -----------------
Ashton Place (1)                         Waynesboro, GA          12/01/88
Atlantic Terrace                         Washington, DC          12/01/88
Bamberg Garden (1)                       Bamberg, SC             01/20/89
Brighton Manor                           Douglasville, GA        12/29/89
Chapparal (1)                            Midland, TX             12/01/88
Durham Park                              Tigard, OR              12/29/88
Eastmont Estates (1)                     Greenburg, PA           12/01/88
Garden Cove                              Huntsville, AL          05/11/89
Grayton Pointe (1)                       Macon, GA               12/27/88
Highland Village (1)                     Monroe, GA              12/01/88
La Center                                La Center, KY           03/31/89
Lamar (1)                                Lamar, AR               12/01/88
Linden                                   Reno, NV                08/01/88
McKinley Lane                            Fitzgerald, GA          02/08/89
Meadowbrook (1)                          Americus, GA            10/01/88
Milo                                     Milo, ME                12/20/89
Newport Family (1)                       Newport, ME             08/01/88
Nezinscott Village                       Buckfield, ME           08/01/88
Nottingham Square (1)                    Moore, OK               10/01/88
Nuevo San Antonio                        Aguadilla, PR           10/01/88
Paragould (1)                            Paragould, AR           12/01/88
Parkview II (1)                          DeSoto, MO              03/31/89
Patrick Henry (1)                        Tulsa, OK               12/01/88
Quail Run                                Mulberry, AR            12/01/88
Reno Birchwood                           Reno, NV                07/10/88
Rustic Oaks                              Blair, NE               01/03/89
Shadow Wood (1)                          Chickasha, OK           12/01/88
Shannon Creste                           Union City, GA          07/10/89
Snapfinger Creste (1)                    Decatur, GA             12/30/88
Spring Hill I                            Casper, WY              10/01/88
Spring Hill II                           Casper, WY              10/01/88
Spring Hill III                          Casper, WY              10/01/88
Strafford Arms (1)                       Strafford, MO           03/31/89
Unity Family (1)                         Unity, ME               08/01/88
Ward Manor                               Ward, AR                12/01/88
Warrenton                                Warrenton, MO           03/31/89
Wayne                                    Boston, MA              12/22/88
Willow Creek                             Reno, NV                08/01/88
Willowpeg Lane (1)                       Rincon, GA              10/01/88
Winona (1)                               Winona, MO              12/01/88

     (1) The Partnership no longer has an interest in the Local Limited Partnership which owns this Property.

Although the Partnership's investments in Local Limited Partnerships are not subject to seasonal fluctuations, the Partnership's equity in losses of Local Limited Partnerships, to the extent it reflects the operations of individual Properties, may vary from quarter to quarter based upon changes in occupancy and operating expenses as a result of seasonal factors.

Each Local Limited Partnership has, as its general partners ("Local General Partners"), one or more individuals or entities not affiliated with the Partnership or its General Partners, with the exception of Garden Cove Apartments, Ltd. In accordance with the partnership agreements under which such entities are organized ("Local Limited Partnership Agreements"), the Partnership depends on the Local General Partners for the management of each Local Limited Partnership. As of March 31, 2004, the following Local Limited Partnerships have a common Local General Partner or affiliated group of Local General Partners accounting for the specified percentage of the total capital contributions made to Local Limited Partnerships: (i) Mulberry Assoc. I, L.P., Ward Manor Associates I, L.P., Blair Senior Housing, L.P., LaCenter Associates, L.P. and Warrenton Assoc. I, L.P., representing 1.68%, have Maco Management Co. as Local General Partner; (ii) Buckfield Housing Assoc. and Milo Housing Assoc., representing 1.64%, have C.B. Mattson, Inc. as Local General Partner; (iii) Birch Associates, L.P., Linden Housing Assoc. Ltd. and Willow Creek Housing Assoc. Ltd., representing 4.41%, have Robert F. Nielsen Interests as Local General Partner; and (iv) Spring Hill Housing Assoc. I, Ltd., Spring Hill Housing Assoc. II, Ltd. and Spring Hill Housing Assoc. III, Ltd., representing 5.37%, have RSF Ventures, Inc. as Local General Partner. The Local General
Partners of the remaining Local Limited Partnerships are identified in the Acquisition Reports, which are incorporated herein by reference.

The Properties owned by Local Limited Partnerships in which the Partnership has invested are and will continue to be subject to competition from existing and future apartment complexes in the same areas. The continued success of the Partnership will depend on many outside factors, most of which are beyond the control of the Partnership and which cannot be predicted at this time. Such factors include general economic and real estate market conditions, both on a national basis and in those areas where the Properties are located, the availability and cost of borrowed funds, real estate tax rates, operating expenses, energy costs and government regulations. In addition, other risks inherent in real estate investment may influence the ultimate success of the Partnership, including: (i) possible reduction in rental income due to an inability to maintain high occupancy levels or adequate rental levels; (ii) possible adverse changes in general economic conditions and adverse local conditions, such as competitive over-building, a decrease in employment or adverse changes in real estate laws, including building codes; and (iii) possible future adoption of rent control legislation which would not permit increased costs to be passed on to the tenants in the form of rent increases or which would suppress the ability of the Local Limited Partnerships to generate operating cash flow. Since most of the Properties benefit from some form of government assistance, the Partnership is subject to the risks inherent in that area including decreased subsidies, difficulties in finding suitable tenants and obtaining permission for rent increases. In addition, any Tax Credits allocated to investors with respect to a Property are subject to recapture to the extent that the Property or any portion thereof ceases to qualify for the Tax Credits. Other future changes in federal and state income tax laws affecting real estate ownership or limited partnerships could have a material and adverse affect on the business of the Partnership.

The Partnership is managed by Arch Street, Inc., the Managing General Partner of the Partnership. The other General Partner of the Partnership is Arch Street Limited Partnership. The Partnership, which does not have any employees, reimburses MMA Financial, LLC ("MMA"), an affiliate of the General Partners, for certain expenses and overhead costs. A complete discussion of the management of the Partnership is set forth in Item 9 of this Report.


                                     PART II
Item 2.  Property

The Partnership owns limited partnership interests in twenty-one Local Limited Partnerships which own and operate Properties, some of which benefit from some form of federal, state or local assistance programs and all of which qualify for the Tax Credit added to the Code by the Tax Reform Act of 1986. The Partnership's ownership interest in each Local Limited Partnership is 99% except for Shannon Creste where the Partnership's ownership interest is 98%.

Each of the Local Limited Partnerships has received an allocation of Tax Credits from its relevant state tax credit agency. In general, the Tax Credits run for ten years from the date the Property is placed in service. The required holding period (the "Compliance Period") of the Properties is fifteen years. During these fifteen years, the Properties must satisfy rent restrictions, tenant income limitations and other requirements, as promulgated by the Internal Revenue Code, in order to maintain eligibility for the Tax Credit at all times during the Compliance Period. Once a Local Limited Partnership has become eligible for the Tax Credits, it may lose such eligibility and suffer an event of recapture if its Property fails to remain in compliance with the requirements.

In addition, some of the Local Limited Partnerships have obtained one or a combination of different types of loans such as: i) below market rate interest loans; ii) loans provided by a redevelopment agency of the town or city in which the Property is located at favorable terms; or iii) loans that have repayment terms that are based on a percentage of cash flow.

The schedule [below] provides certain key information on the Local Limited Partnership interests acquired by the Partnership. [The chart in the Form 10-K included in the first column the Local Limited Partnerships in which the Partnership no longer has an interest; the chart below excludes those items].


                                    Capital contributions
Local
Limited
Partnership                                   Mrge.
Property               Total       Paid       Loans
Name,         Number  committed   through    payable at             Occupancy at
Property      of Apt. at March    March 31,  December     Type of     Match 31,
Location      Units   31, 2004     2004      31, 2003    subsidy*      2004
-------------  ----   ---------  ----------  ----------  ---------  ------------
Atlantic       198    3,073,000  3,073,000   10,725,702  Section 8      99%
Terrace
Limited
Partnership
Atlantic
Terrace
Washington,
DC
-------------  ----   ---------  ----------  ----------  ---------  ------------
-------------  ----   ---------  ----------  ----------  ---------  ------------
Birch          138     780,000     780,000   2,089,880   Section 8      95%
Associates
Limited
Partnership
(A Limited
Partnership)
Reno Birchwood
Reno, NV
-------------  ----   ---------  ----------  ----------  ---------  ------------
-------------  ----   ---------  ----------  ----------  ---------  ------------
Blair Senior    12      78,000       78,000     351,737    FmHA          92%
Housing, L.P.
Rustic Oaks
Blair, NE
-------------  ----   ---------  ----------  ----------  ---------  ------------
-------------  ----   ---------  ----------  ----------  ---------  ------------
Brighton Manor  40    1,050,000   1,050,000   1,104,976     None         83%
Apartments, A
Limited
Partnership
Brighton Manor
Douglasville,
GA
-------------  ----   ---------  ----------  ----------  ---------  ------------
-------------  ----   ---------  ----------  ----------  ---------  ------------
Buckfield       20      234,000     234,000   1,065,044     FmHA         85%
Housing
Associates
(A Limited
Partnership)
Nezinscott
Village
Buckfield, ME
-------------  ----   ---------  ----------  ----------  ---------  ------------
                                      A-4

-------------  ----   ---------  ----------  ----------  ---------  ------------
Durham Park    224    4,100,000  4,100,000   8,859,570      None         91%
Limited
Partnership
Durham Park
Tigard, OR
-------------  ----   ---------  ----------  ----------  ---------  ------------
-------------  ----   ---------  ----------  ----------  ---------  ------------
Garden Cove     200   3,264,264  3,264,264   3,351,756      None         73%
Apartments,
Ltd. (A
Limited
Partnership)
Garden Cove
Huntsville, AL
-------------  ----   ---------  ----------  ----------  ---------  ------------
-------------  ----   ---------  ----------  ----------  ---------  ------------
LaCenter        12      85,125      85,125     390,072      FmHA        100%
Associates,
Limited
Partnership
LaCenter
LaCenter, KY
-------------  ----   ---------  ----------  ----------  ---------  ------------
-------------  ----   ---------  ----------  ----------  ---------  ------------
Linden Housing  40     342,750     342,750     722,955   Section 8      95%
Associates,
Ltd. (A
Limited
Partnership)
Linden Reno, NV
-------------  ----   ---------  ----------  ----------  ---------  ------------
-------------  ----   ---------  ----------  ----------  ---------  ------------
McKinley-       48     330,000     330,000   1,383,887      FmHA         83%
Walker
Limited
Partnership
McKinley
Lane
Fitzgerald, GA
-------------  ----   ---------  ----------  ----------  ---------  ------------
-------------  ----   ---------  ----------  ----------  ---------  ------------
Milo Housing    24     273,000     273,000   1,237,035      FmHA        100%
Associates (A
Limited
Partnership)
Milo
Milo, ME
-------------  ----   ---------  ----------  ----------  ---------  ------------
-------------  ----   ---------  ----------  ----------  ---------  ------------
Mulberry        24     164,250     164,250     739,129      FmHA         96%
Associates
I, Limited
Partnership
Quail
Run Mulberry, AR
-------------  ----   ---------  ----------  ----------  ---------  ------------
-------------  ----   ---------  ----------  ----------  ---------  ------------
San Antonio    100     800,250     800,250   3,774,297      FmHA         100%
Limited
Dividend
Partnership
S.E. Nuevo San
Antonio
Aguadilla, PR
-------------  ----   ---------  ----------  ----------  ---------  ------------
-------------  ----   ---------  ----------  ----------  ---------  ------------
Shannon        200    3,635,000  3,635,000   7,004,890      None         80%
Creste
Apartments,
L.P. Shannon
Creste Union
City, GA
-------------  ----   ---------  ----------  ----------  ---------  ------------
                                      A-5

-------------  ----   ---------  ----------  ----------  ---------  ------------
Spring Hill     32     408,500     408,500   1,003,714   Section 8      100%
Housing
Associates
I, Ltd.
(A Limited
Partnership)
Springhill
Casper, WY
-------------  ----   ---------  ----------  ----------  ---------  ------------
-------------  ----   ---------  ----------  ----------  ---------  ------------
Spring Hill     48     597,000     597,000   1,369,497   Section 8      100%
Housing
Associates
II, Ltd.
(A Limited
Partnership)
Springhill II
Casper, WY
-------------  ----   ---------  ----------  ----------  ---------  ------------
-------------  ----   ---------  ----------  ----------  ---------  ------------
Spring Hill     47     653,000     653,000   1,450,275   Section 8       100%
Housing
Associates III,
Ltd. (A Limited
Partnership)
Springhill III
Casper, WY
-------------  ----   ---------  ----------  ----------  ---------  ------------
-------------  ----   ---------  ----------  ----------  ---------  ------------
Ward Manor      16     114,750     114,750     688,749      FmHA         100%
Associates I,
Limited
Partnership
Ward Manor
Ward, AR
-------------  ----   ---------  ----------  ----------  ---------  ------------
-------------  ----   ---------  ----------  ----------  ---------  ------------
Warrenton       16      78,375      78,375     368,820      FmHA        100%
Associates
I, L.P.
Warrenton
Warrenton, MO
-------------  ----   ---------  ----------  ----------  ---------  ------------
-------------  ----   ---------  ----------  ----------  ---------  ------------
Wayne          349   10,937,500  10,600,000  11,119,409  Section 8       94%
Apartments
Project
Limited
Partnership
Wayne
Boston, MA
-------------  ----   ---------  ----------  ----------  ---------  ------------
-------------  ----   ---------  ----------  ----------  ---------  ------------
Willow Creek    25     240,000     240,000     478,818   Section 8      100%
Housing
Associates,
Ltd. Willow
Creek
Reno, NV
-------------  ----   ---------  ----------  ----------  ---------  ------------
-------------  ----   ---------  ----------  ----------  ---------  ------------
[TOTAL:]      1,813 $31,238,764 $30,901,264 $59,280,212
-------------  ----   ---------  ----------  ----------  ---------  ------------


     * FmHA This subsidy, which is authorized under Section 515 of the Housing Act of 1949, can be one or a combination of different types of financing. For instance, FmHA may provide: 1) direct below-market-rate mortgage loans for rural rental housing; 2) mortgage interest subsidies which effectively lower the interest rate of the loan to 1%;
          3) a rental assistance subsidy to tenants which allows them to pay no more than 30% of their monthly income as rent with the balance paid by the federal government; or 4) a combination of any of the above.

          Section 8 This subsidy, which is authorized under Section 8 of Title II of the Housing and Community Development Act of 1974, allows qualified low-income tenants to pay 30% of their monthly income as rent with the balance paid by the federal government. (1) The
          Partnership   no  longer  has  an  interest  in  this  Local   Limited
          Partnership.

Four Local Limited Partnerships invested in by the Partnership, Wayne Apartments Project Limited Partnership ("Wayne"), Durham Park Limited Partnership, Shannon Creste Apartments, L.P. and Garden Cove Apartments, Ltd. (a Limited Partnership), each represent more than 10% of the total capital contributions made to Local Limited Partnerships by the Partnership.

Wayne, representing 34.30% of the total capital contributions made to Local Limited Partnerships, is a 349-unit apartment complex located in Boston, Massachusetts. Wayne is financed by a combination of private and public sources, including a first mortgage at 7% interest and financing for a completed rehabilitation program at 10.75% interest. In addition to this, additional financing for the rehabilitation program is being provided by the U.S. Department of Housing and Urban Development ("HUD") at an interest rate of 9.25%.

The Partnership does not guarantee any of the mortgages or other debt of the Local Limited Partnerships.

Duration of leases for occupancy in the Properties described above is generally six to twelve months. The Managing General Partner believes the Properties described herein are adequately covered by insurance.

                             Selected Financial Data

The following selected financial data has been copied or derived from the Form 10-K and Form 10-Q and should be read in conjunction with the financial statements and the related notes set forth in such reports:

             BOSTON FINANCIAL QUALIFIED HOUSING TAX CREDITS L.P. II
                             (A Limited Partnership)

BALANCE SHEET
                                              June 30, 2004       March 31, 2004
Assets                                        (unaudited)

Cash and cash equivalents...................$      649,286      $     606,736
Marketable securities, at fair value........       101,063            101,906
Investments in Local Limited Partnerships...     1,446,643          1,371,135
                                            --------------
Accounts receivable ........................             -             49,910
Other assets................................           429              1,383
                                                                -------------
Total Assets................................$    2,197,421      $   2,131,070
                                            ==============      =============

Liabilities and Partners' Equity

Due to affiliate............................$      238,672      $     108,925
Accrued expenses............................        13,826             18,338
Deposit on sale.............................       220,954            220,954
                                            --------------      -------------
Total Liabilities...........................       473,452            348,217
                                            --------------      -------------

Commitments

General, Initial and Investor Limited Partners' Equity.   1,722,593    1,780,634
Net unrealized gains on marketable securities..........       1,376      2,219
                                                         ----------   ----------
Total Partners' Equity.................................   1,723,969    1,782,853
                                                         ----------   ----------
Total Liabilities and Partners' Equity.................$  2,197,421   $2,131,070
                                                         ==========   ==========

                                      A-7


STATEMENTS OF OPERATIONS

                               (Unaudited)
                              For the Three                 For the
                               Months Ended               Years Ended
                                 June 30,                   March 31,
                                  2004            2003        2004        2003
                                ---------       -------    ----------   --------
Revenue:
Investment....................$     2,160      $  7,309     $  17,704   $ 49,946
   Other......................      8,255           916        12,505     33,916
                                 --------     ---------    ----------   --------
     Total Revenue...........      10,415         8,225        30,209     83,862
                                 --------     ---------    ----------   --------

Expenses:
Asset management fees,             43,643        66,190       242,213    260,107
affiliate Provision for
valuation of advances to Local
  Limited Partnerships              1,509        11,328        26,914     15,419
General and administrative
  (includes reimbursements to
  an affiliate in the amount
  of $71,104 and $63,158 in
  [first quarter of] 2004
  and 2003, respectively, and
  in the amount of $293,676
  and $375,796 in [full
  year] 2004 and 2003,
  respectively)                    98,812        87,348       391,586    474,071

Amortization                        1,712         1,712         6,853     19,707
                                 --------      --------      --------   --------
  Total Expenses                  145,676       166,578       667,566    769,304
                                ---------      --------      --------   --------

Loss before equity in income of Local

  Limited Partnerships           (135,261)     (158,353)     (637,357) (685,442)
Equity in income of Local
  Limited Partnerships             77,220        81,817       297,693      4,587
Gain on sale of investments
in Local Limited Partnerships                                  76,910         -
                                ---------      --------      --------   --------

Net Loss                      $   (58,041)   $  (76,536)  $(262,754)  $(680,855)
                             ============      ========      ========   ========

Net Loss allocated:
  General Partners            $      (580)   $     (765)  $  (2,628)  $  (6,809)
  Limited Partners                (57,461)      (75,771)   (260,126)   (674,046)
                             ------------      ---------     --------   --------
                              $   (58,041)   $  (76,536)  $(262,754)  $(680,855)
                             ============      =========     ========   ========
Net Loss per Limited Partner Unit
  (60,000 Units)              $     (0.96)   $    (1.26)  $   (4.34)  $  (11.23)
                             ============      =========     ========   ========


     The Letter of Transmittal, and any other required documents should be sent or delivered by each Unit Holder or his broker, dealer, commercial bank, trust company or other nominee to the Purchaser at its address set forth below.

     Questions and requests for assistance may be directed to the Purchaser at its address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, and other tender offer materials may be obtained from the Purchaser as set forth below, and will be furnished promptly at the Purchaser's expense.



October 13, 2004                         EVEREST HOUSING INVESTORS 2, L.P.




                                General Partner:
                            Everest Properties, Inc.
                              155 North Lake Avenue
                                   Suite 1000
                           Pasadena, California 91101


                        (800) 611-4613 or (626) 585-5920
                            Facsimile: (626) 585-5929